January 27, 2014

Exchange Traded Spreads Trust
44 Montgomery Street #2100
San Francisco, CA 94104

Re:	The Series Identified on Exhibit A

Ladies and Gentlemen:

We have acted as special Delaware counsel for Exchange Traded Spreads Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on January 17, 2008;

(b)	The Agreement and Declaration of Trust, dated as of January 17, 2008 (the “Governing Instrument”), of the Trust, made by the trustees named therein;

(c)	Pre-effective Amendment No. 3 to the Trust’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Registration Statement”);

(d)
Copies of certain resolutions (the “Resolutions”) adopted by the Board of Trustees of the Trust with respect to certain series of the Trust and the issuance of shares of beneficial interest in such series of the Trust (as identified on Exhibit A attached hereto, each a “Share,” and collectively, the “Shares”);

Exchange Traded Spreads Trust
January 27, 2014

(e)	A certificate of an officer of the Trust with respect to certain matters, dated as of January 24, 2014; and

(f)	A Certificate of Good Standing for the Trust, dated January 21, 2014, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Governing Instrument.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Governing Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Governing Instrument and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Governing Instrument and the Resolutions and as contemplated by the Registration Statement, and (vii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Governing Instrument and the Resolutions and as contemplated by the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

Exchange Traded Spreads Trust
January 27, 2014

1.           The Trust has been duly formed and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2.           The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and, subject to Article IV, Section 5 of the Governing Instrument, nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

EAM/JWP

exhibit a

Series

IG Long Credit Fund
IG Short Credit Fund
HY Long Credit Fund
HY Short Credit Fund

April 16, 2014

Board of Trustees
Exchange Traded Spreads Trust
44 Montgomery Street, #2100
San Francisco, CA 94104

Re:	Exchange Traded Spread Trust Pre-Effective Amendment

Directors:

We hereby consent to the reference to our name under the caption “Legal Counsel” in the prospectus and statement of additional information filed as a part of pre-effective amendment No. 3 to the Form N-1A registration statement for Exchange Traded Spreads Trust (File Nos. 333-148886 and 811-22177). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/James Cain
James Cain